Exhibit 99.1

Motorola Announces Filing of Form 10 Registration Statement in Connection With Planned Separation

Mobile Devices and Home Businesses to Form New Company

Separation Remains on Track for First Quarter of 2011

LIBERTYVILLE, Ill. – July 1, 2010 – Motorola, Inc. (NYSE: MOT) today announced the filing of an initial Form 10 Registration Statement with the U.S. Securities and Exchange Commission (SEC), marking a milestone in Motorola’s continued progress toward its previously announced Separation. The Mobile Devices and Home businesses will be separated from Motorola and operate as Motorola Mobility.

Motorola also announced it will change its name from Motorola, Inc. to Motorola Solutions, Inc. in connection with the Separation. Motorola Solutions will consist of the Enterprise Mobility Solutions and Networks businesses.

“The filing of the Form 10 Registration Statement is an important achievement in our Separation plan to create two independent, publicly traded companies,” said Sanjay Jha, co-CEO of Motorola. “Mobile Devices has made significant progress in 2010, and we are confident that the Separation is the right strategy for Motorola, our stockholders, our customers, our partners and our employees. Together, Mobile Devices and Home are uniquely positioned to address the opportunities resulting from the convergence of media, mobility, the Internet and computing.”

Greg Brown, co-CEO of Motorola said, “Motorola Solutions will be a world-class company composed of two great businesses. The Enterprise Mobility business is a worldwide leader in providing public safety and enterprise mobility solutions. Our Networks business has a proven track record of technology leadership and solid operating performance. We expect the Separation will further enable these businesses to address the needs of our customers and partners around the world. I thank our dedicated employees, valued customers, and other stakeholders for their continued support.”

“We are very pleased with the significant financial and operational progress that Greg’s and Sanjay’s businesses have accomplished. Upon Separation both businesses will be well capitalized and poised for stand-alone success,” said David Dorman, chairman of Motorola’s Board of Directors.

Motorola has established a new wholly owned subsidiary, Motorola SpinCo Holdings Corporation (Motorola SpinCo), which filed today’s Form 10 Registration Statement. Motorola SpinCo is the holding company for Motorola Mobility, Inc., its main U.S. operating company. Motorola Mobility will be composed of the Mobile Devices and Home businesses. Motorola intends to effect the Separation in the first quarter of 2011 through a distribution of shares in Motorola SpinCo to Motorola stockholders that is tax-free to Motorola stockholders for U.S. federal income tax purposes. Shares will be distributed on a pro rata basis.

Completion of the Separation is subject to a number of customary conditions, including, among others, final approval by Motorola’s Board of Directors, Motorola’s receipt of an IRS ruling or opinion of counsel to the effect that the distribution will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, as well as effectiveness of the Form 10 Registration Statement filed with the SEC. No assurance can be given that the Separation will be consummated. Approval by Motorola’s stockholders is not required for completion of the Separation.

The Form 10 contains important information about Motorola SpinCo and the Separation. Subsequent amendments will be filed. A copy of the Form 10 is available at the SEC’s website at: www.sec.gov or on the company’s Website at: www.motorola.com/investors.

About Motorola

Motorola is known around the world for innovation in communications and is focused on advancing the way the world connects. From broadband communications infrastructure, enterprise mobility and public safety solutions to mobile and wireline digital communication devices that provide compelling experiences. Motorola is leading the next wave of innovations that enable people, enterprises and governments to be more connected and more mobile. Motorola (NYSE: MOT) had sales of US $22 billion in 2009. For more information, please visit www.motorola.com.

Business Risks

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about: the Separation of the Company into two independent, publicly traded companies, the terms and the effect of the Separation, the nature and impact of such a separation, and other possible actions related to the Company’s businesses.

Motorola cautions the reader that the risk factors below, as well as those on pages 17 through 29 in Item 1A of Motorola’s 2009 Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission (SEC), could cause Motorola’s actual results to differ materially from those estimated or predicted in the forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to: (1) market conditions in general and those applicable to the transaction; (2) tax and regulatory matters; (3) possible negative effects on the Company’s business operations, financial performance or assets as a result of its plan to separate into two independent, publicly traded companies; (4) the economic outlook for the telecommunications and broadband industries; (5) the Company’s ability to improve financial performance in its Mobile Devices businesses and the success of recent product introductions in the Mobile Devices business; (6) the level of demand for the Company’s products, particularly if consumers and businesses defer purchases in response to tighter credit and negative financial news; (7) the Company’s ability to introduce new products and technologies in a timely manner; (8) uncertainties regarding the planned Separation of the Mobile Devices and Home businesses as a new standalone entity, including the timing and terms of any such Separation and whether such Separation will be completed; and (9) uncertainties surrounding the timing and results of the review of the Form 10 Registration Statement by the SEC. Motorola undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

Media contact: Jennifer Erickson Motorola +1 847-435-5320 jennifer.erickson@motorola.com	Investor contact: Dean Lindroth Motorola +1 847-576-6899 dean.lindroth@motorola.com